EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION
650 Page Mill Road
Palo Alto, California 94304-1050
Telephone: (650) 493-9300 Facsimile: (650) 493-6811

September 12, 2003

Cell Genesys, Inc.
500 Forbes Boulevard
South San Francisco, California 94080

RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 12, 2003 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 600,000 shares of your Common Stock reserved for issuance pursuant to the 2002 Employee Stock Purchase Plan and the 1998 Incentive Stock Plan (together, the "Plans"). As legal counsel for Cell Genesys, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI